EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 30, 2008

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED

THIRD QUARTER 2008 RESULTS

	Third Quarter			Nine Months
	2008	2007	%	2008	2007	%
Net Income
$ Millions	14,830	9,410	58	37,400	28,950	29
$ Per Common Share
Assuming Dilution	2.86	1.70	68	7.11	5.15	38

Special Items
$ Millions	1,450	0		1,160	0

Earnings Excluding Special Items
$ Millions	13,380	9,410	42	36,240	28,950	25
$ Per Common Share
Assuming Dilution	2.59	1.70	52	6.89	5.15	34

Capital and Exploration
Expenditures - $ Millions	6,853	5,441	26	19,314	14,702	31

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

"ExxonMobil’s strong results in the third quarter of 2008 demonstrate the continued success of our disciplined business approach.  Third quarter earnings excluding special items were a record $13,380 million, up 42% from the third quarter of 2007.  Earnings per share excluding special items were up 52% reflecting the benefit of the share purchase program.  Record net income for the third quarter of $14,830 million was up 58% from the third quarter of 2007.  Net income included an after-tax special gain of $1,620 million from the sale of a natural gas transportation business in Germany and an after-tax special charge of $170 million reflecting a provision for interest related to the Valdez punitive damages award.  Earnings for the first nine months of 2008 excluding special items were

$36,240 million, an increase of 25% over the first nine months of 2007.  Net income for the first nine months of 2008 was $37,400 million, up 29% versus 2007.

Third quarter results include impacts of Hurricanes Gustav and Ike which affected U.S. Gulf Coast operations during the period.  We responded quickly and effectively to maximize supplies of gasoline and other products to the marketplace.  The majority of our operations are back on-line or are completing the final stages of start-up.  At our Beaumont Chemical facilities, we continue to progress repairs and start-up planning after experiencing significant flooding during Hurricane Ike.  Quarterly upstream volumes were down 24 thousand oil-equivalent barrels per day and costs were higher by $50 million before tax due to the hurricanes.  Damage repairs and lower volumes across all business lines associated with the hurricanes are expected to reduce fourth quarter earnings by about $500 million.

Despite the continuing uncertainty in world financial markets, ExxonMobil has maintained a strong financial position.  We plan to continue our disciplined capital investments with our full year capital and exploration expenditures projected to be about $25 billion, consistent with previous guidance.  In the third quarter of 2008, capital and exploration project spending increased to $6.9 billion, up 26% from last year.  For the first nine months of 2008, spending on capital and exploration projects was $19.3 billion.  Through these investments we continue to make a substantial contribution to employment and economic activity in the countries in which we operate.

The Corporation returned significant cash to shareholders, distributing a total of $10.1 billion in the third quarter through dividends of $2.1 billion and share purchases of $8.0 billion to reduce shares outstanding by 2%.”

THIRD QUARTER HIGHLIGHTS

•

Earnings excluding special items were a record $13,380 million, an increase of 42% or $3,970 million from the third quarter of 2007.

•

Earnings per share excluding special items were up 52% to $2.59 reflecting strong earnings and the continued reduction in the number of shares outstanding.

•

Net income was a record at $14,830 million, up 58% from the third quarter of 2007.

•

Third quarter 2008 net income included an after-tax special gain of $1,620 million from the sale of a natural gas transportation business in Germany and an after-tax special charge of $170 million reflecting a provision for interest related to the Valdez punitive damages award.

THIRD QUARTER HIGHLIGHTS (CONTINUED)

•

Capital and exploration expenditures were $6.9 billion, up 26% from the third quarter of 2007.

•

Share purchases of $8.0 billion reduced shares outstanding by 2.1%.

•

Cash flow from operations and asset sales was approximately $17.0 billion, including asset sales of $2.6 billion.

•

The ExxonMobil-operated Kizomba C deepwater development started production from the Saxi and Batuque fields.  Combined with the Mondo field, which came on stream in January, the Kizomba C project is now producing 200,000 barrels of oil per day (gross).  The Kizomba C development, located off the coast of Angola, is designed to produce an estimated 600 million barrels of oil (gross) over the life of these three fields.

•

ExxonMobil announced the start-up of the East Area Natural Gas Liquids II project, located offshore Nigeria.  The project started ahead of schedule and is expected to recover more than 275 million barrels of natural gas liquids from several East Area fields, which will help monetize gas resources and reduce gas flaring.  At its peak, the project is expected to produce 50,000 barrels of natural gas liquids per day.

Third Quarter 2008 vs. Third Quarter 2007

Upstream earnings, excluding the gain related to the sale of the German natural gas transportation business, were $9,351 million, up $3,052 million from the third quarter of 2007.  Higher crude oil and natural gas realizations increased earnings approximately $4.4 billion.  Lower sales volumes decreased earnings about $1.3 billion.

On an oil-equivalent basis, production decreased 8% from the third quarter of 2007.  Excluding lower entitlement volumes (which include price and spend impacts and PSC net interest reductions) and impacts associated with the hurricanes, production was down about 5%.  Higher maintenance activity and downtime reduced volumes by just under 3%.

Liquids production totaled 2,291 kbd (thousands of barrels per day), down 246 kbd from the third quarter of 2007.  Excluding lower entitlement volumes and the impacts of the hurricanes, liquids production was down 5%, as increased production from projects in west Africa and the North Sea was more than offset by mature field decline and higher maintenance activity.

Third quarter natural gas production was 7,823 mcfd (millions of cubic feet per day), down 460 mcfd from 2007.   Higher European demand and new production volumes from project additions in the North Sea and Malaysia were more than offset by mature field decline, increased maintenance activity and entitlement effects.

Earnings from U.S. Upstream operations were $1,879 million, $683 million higher than the third quarter of 2007.  Non-U.S. Upstream earnings, excluding the gain related to the sale of the German natural gas transportation business, were $7,472 million, up $2,369 million from last year.

Downstream earnings of $3,013 million were up $1,012 million from the third quarter of 2007. Higher margins increased earnings by $1.1 billion while favorable mix effects increased earnings by $200 million.  Unfavorable foreign exchange effects were a partial offset.  Petroleum product sales of 6,688 kbd were 413 kbd lower than last year's third quarter, mainly reflecting asset sales and lower demand.

U.S. Downstream earnings were $978 million, up $64 million from the third quarter of 2007.  Non-U.S. Downstream earnings of $2,035 million were $948 million higher than last year.

Chemical earnings of $1,087 million were $115 million lower than the third quarter of 2007.  Lower volumes, which reduced earnings approximately $200 million, and lower margins were partly offset by favorable foreign exchange effects.  Third quarter prime product sales of 6,060 kt (thousands of metric tons) were 669 kt lower than the prior year due to hurricane effects and lower demand.

Corporate and financing expenses of $71 million, excluding the charge for interest related to the Valdez litigation, decreased by $21 million.

During the third quarter of 2008, Exxon Mobil Corporation purchased 109 million shares of its common stock for the treasury at a gross cost of $8.7 billion.  These purchases included $8.0 billion to reduce the number of shares outstanding, with the balance used to offset shares issued in conjunction with the company's benefit plans and programs.  Shares outstanding were reduced from 5,194 million at the end of the second quarter to 5,087 million at the end of the third quarter.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

 First Nine Months 2008 vs. First Nine Months 2007

Net income of $37,400 million ($7.11 per share) was a record and increased $8,450 million from 2007.  Excluding special items, earnings for the first nine months of 2008 were $36,240 million, an increase of $7,290 million from 2007.

FIRST NINE MONTHS HIGHLIGHTS

•

Earnings excluding special items were a record $36,240 million, up 25%.

•

Earnings per share excluding special items increased 34% to $6.89, reflecting strong business results and the continued reduction in the number of shares outstanding.

•

Net income was up 29% from 2007.  Net income for the first nine months of 2008 included an after-tax special gain of $1,620 million from the sale of a natural gas transportation business in Germany and after-tax special charges of $460 million related to the Valdez punitive damages award.  Net income for the first nine months of 2007 did not include any special items.

•

The effective income tax rate increased to 48% versus 45%.

•

Cash flow from operations and asset sales was approximately $53.4 billion, including $4.2 billion from asset sales.

•

The Corporation distributed a total of $30.0 billion to shareholders in 2008 through dividends and share purchases to reduce shares outstanding, an increase of $3.3 billion versus 2007.

•

Year to date dividends per share of $1.15 increased 13%.

•

Capital and exploration expenditures were $19.3 billion, an increase of 31% versus 2007.

Upstream earnings, excluding the gain related to the sale of the German natural gas transportation business, were a record $28,148 million, up $9,855 million from 2007. Record high crude oil and natural gas realizations increased earnings approximately $14.8 billion.  Lower sales volumes reduced earnings about $3.7 billion.  Higher taxes and increased operating costs decreased earnings approximately $1.5 billion.  Favorable foreign exchange effects provided a partial offset.

On an oil-equivalent basis, production decreased 7% from last year.  Excluding impacts related to the Venezuela expropriation and lower entitlement volumes, production was down about 4%.

Liquids production of 2,383 kbd decreased 267 kbd from 2007.  Excluding the Venezuela expropriation and lower entitlement volumes, liquids production was down about 5%, as field decline in mature areas more than offset project volume increases.

Natural gas production of 8,843 mcfd decreased 194 mcfd from 2007.  Higher volumes from North Sea, Malaysia and Qatar projects and higher European demand were more than offset by mature field decline and planned maintenance activity.

Earnings from U.S. Upstream operations for 2008 were $5,544 million, an increase of $1,949 million.  Earnings outside the U.S., excluding the gain related to the sale of the German natural gas transportation business, were $22,604 million, $7,906 million higher than 2007.

Downstream earnings of $5,737 million were $1,569 million lower than 2007.  Lower worldwide refining margins decreased earnings approximately $1.9 billion while higher operating costs reduced earnings about $400 million.  Improved refinery operations increased earnings about $800 million.  Petroleum product sales of 6,761 kbd decreased from 7,090 kbd in 2007, mainly reflecting asset sales and lower demand.

U.S. Downstream earnings were $1,669 million, down $1,829 million.  Non-U.S. Downstream earnings were $4,068 million, $260 million higher than last year.

Chemical earnings of $2,802 million decreased $649 million from 2007.  Lower margins decreased earnings approximately $900 million, while lower volumes decreased earnings by about $200 million.  Favorable foreign exchange and tax effects provided a partial offset.  Prime product sales of 19,356 kt were down 1,075 kt from 2007.

Corporate and financing expenses of $447 million, excluding the charges related to the Valdez litigation, increased by $347 million, mainly due to lower interest rates and higher corporate costs.

Gross share purchases through the first nine months of 2008 were $26.9 billion, reducing shares outstanding by 5.5%.

Estimates of key financial and operating data follow.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. Central time on October 30, 2008.  To listen to the event live or in archive, go to our website at exxonmobil.com.

Statements in this release relating to future plans, projections, events or conditions are forward-looking statements.  Actual results, including project plans, resource recoveries and production rates, capital expenditures, and the impact of hurricane damage on future earnings, could differ materially due to changes in long-term oil or gas prices or other market conditions affecting the oil and gas industry; completion of repair projects as planned; unforeseen technical difficulties; political events or disturbances; reservoir performance; the outcome of commercial negotiations; wars and acts of terrorism or sabotage; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" on our website and in Item 1A of ExxonMobil's 2007 Form 10-K.  We assume no duty to update these statements as of any future date.  References to quantities of oil expected to be developed may include amounts not yet classified as proved reserves but that we believe will ultimately be produced.

Consistent with previous practice, this press release includes both earnings excluding special items and earnings per share excluding special items.  Both are non-GAAP financial measures and are included to help facilitate comparisons of base business performance across periods.  A reconciliation to net income is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities.  A reconciliation to net cash provided by operating activities is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the Investors section of our website at exxonmobil.com.

Attachment I

EXXON MOBIL CORPORATION
THIRD QUARTER 2008
(millions of dollars, unless noted)

	Third Quarter		Nine Months
	2008	2007	2008	2007
Earnings / Earnings Per Share

Total revenues and other income	137,737	102,337	392,663	287,910
Total costs and other deductions	111,580	85,577	324,108	237,158
Income before income taxes	26,157	16,760	68,555	50,752
Income taxes	11,327	7,350	31,155	21,802
Net income (U.S. GAAP)	14,830	9,410	37,400	28,950

Net income per common share (dollars)	2.89	1.72	7.19	5.21

Net income per common share
- assuming dilution (dollars)	2.86	1.70	7.11	5.15

Other Financial Data

Dividends on common stock
Total	2,063	1,932	6,040	5,718
Per common share (dollars)	0.40	0.35	1.15	1.02

Millions of common shares outstanding
At September 30			5,087	5,464
Average - assuming dilution	5,160	5,536	5,260	5,620

Shareholders' equity at September 30			125,286	118,603
Capital employed at September 30			138,185	129,030

Income taxes	11,327	7,350	31,155	21,802
Sales-based taxes	9,327	7,970	27,297	23,064
All other taxes	11,856	10,953	35,760	32,026
Total taxes	32,510	26,273	94,212	76,892

ExxonMobil's share of income taxes
of equity companies	870	537	2,763	1,627

Attachment II

EXXON MOBIL CORPORATION
THIRD QUARTER 2008
(millions of dollars)
	Third Quarter		Nine Months
	2008	2007	2008	2007
Net Income (U.S. GAAP)
Upstream
United States	1,879	1,196	5,544	3,595
Non-U.S.	9,092	5,103	24,224	14,698
Downstream
United States	978	914	1,669	3,498
Non-U.S.	2,035	1,087	4,068	3,808
Chemical
United States	257	296	643	846
Non-U.S.	830	906	2,159	2,605
Corporate and financing	(241)	(92)	(907)	(100)
Corporate total	14,830	9,410	37,400	28,950
Special Items
Upstream
United States	0	0	0	0
Non-U.S.	1,620	0	1,620	0
Downstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Chemical
United States	0	0	0	0
Non-U.S.	0	0	0	0
Corporate and financing	(170)	0	(460)	0
Corporate total	1,450	0	1,160	0
Earnings Excluding Special Items
Upstream
United States	1,879	1,196	5,544	3,595
Non-U.S.	7,472	5,103	22,604	14,698
Downstream
United States	978	914	1,669	3,498
Non-U.S.	2,035	1,087	4,068	3,808
Chemical
United States	257	296	643	846
Non-U.S.	830	906	2,159	2,605
Corporate and financing	(71)	(92)	(447)	(100)
Corporate total	13,380	9,410	36,240	28,950
Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities (U.S. GAAP)	14.4	15.1	49.2	40.7
Sales of subsidiaries, investments and property, plant and equipment	2.6	0.7	4.2	2.4
Cash flow from operations and asset sales	17.0	15.8	53.4	43.1

Attachment III

EXXON MOBIL CORPORATION
THIRD QUARTER 2008

	Third Quarter		Nine Months
	2008	2007	2008	2007
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	341	373	364	394
Canada/South America	283	321	287	331
Europe	397	446	431	486
Africa	639	686	637	734
Asia Pacific/Middle East	510	533	506	523
Russia/Caspian	121	178	158	182
Worldwide	2,291	2,537	2,383	2,650

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	1,167	1,414	1,257	1,489
Canada/South America	633	799	649	840
Europe	2,768	2,665	3,713	3,427
Africa	33	25	32	25
Asia Pacific/Middle East	3,135	3,270	3,086	3,148
Russia/Caspian	87	110	106	108
Worldwide	7,823	8,283	8,843	9,037

Oil-equivalent production (koebd) [1]	3,595	3,918	3,857	4,156

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
THIRD QUARTER 2008

	Third Quarter		Nine Months
	2008	2007	2008	2007
Refinery throughput (kbd)
United States	1,592	1,790	1,720	1,727
Canada	468	451	448	434
Europe	1,647	1,648	1,603	1,637
Asia Pacific	1,328	1,368	1,363	1,402
Other	319	325	316	322
Worldwide	5,354	5,582	5,450	5,522

Petroleum product sales (kbd)
United States	2,437	2,709	2,523	2,711
Canada	452	470	439	457
Europe	1,736	1,783	1,721	1,788
Asia Pacific	1,338	1,429	1,356	1,401
Other	725	710	722	733
Worldwide	6,688	7,101	6,761	7,090

Gasolines, naphthas	2,622	2,831	2,641	2,855
Heating oils, kerosene, diesel	2,063	2,056	2,073	2,074
Aviation fuels	640	671	625	642
Heavy fuels	602	728	639	712
Specialty products	761	815	783	807
Worldwide	6,688	7,101	6,761	7,090

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,248	2,661	7,505	8,093
Non-U.S.	3,812	4,068	11,851	12,338
Worldwide	6,060	6,729	19,356	20,431

Attachment V

EXXON MOBIL CORPORATION
THIRD QUARTER 2008
(millions of dollars)

	Third Quarter		Nine Months
	2008	2007	2008	2007
Capital and Exploration Expenditures
Upstream
United States	1,000	568	2,334	1,531
Non-U.S.	4,277	3,283	12,295	9,655
Total	5,277	3,851	14,629	11,186
Downstream
United States	421	263	1,198	792
Non-U.S.	423	721	1,377	1,597
Total	844	984	2,575	2,389
Chemical
United States	123	96	345	242
Non-U.S.	598	505	1,739	854
Total	721	601	2,084	1,096

Other	11	5	26	31

Worldwide	6,853	5,441	19,314	14,702

Exploration expenses charged to income
included above
Consolidated affiliates
United States	45	75	144	201
Non-U.S.	353	271	924	758
Equity companies - ExxonMobil share
United States	0	0	0	2
Non-U.S.	6	5	13	8
Worldwide	404	351	1,081	969

Attachment VI

EXXON MOBIL CORPORATION
NET INCOME

	$ Millions	$ Per Common Share

2004
First Quarter	5,440	0.83
Second Quarter	5,790	0.89
Third Quarter	5,680	0.88
Fourth Quarter	8,420	1.31
Year	25,330	3.91

2005
First Quarter	7,860	1.23
Second Quarter	7,640	1.21
Third Quarter	9,920	1.60
Fourth Quarter	10,710	1.72
Year	36,130	5.76

2006
First Quarter	8,400	1.38
Second Quarter	10,360	1.74
Third Quarter	10,490	1.79
Fourth Quarter	10,250	1.77
Year	39,500	6.68

2007
First Quarter	9,280	1.64
Second Quarter	10,260	1.85
Third Quarter	9,410	1.72
Fourth Quarter	11,660	2.15
Year	40,610	7.36

2008
First Quarter	10,890	2.05
Second Quarter	11,680	2.25
Third Quarter	14,830	2.89